EXHIBIT 10.15
                                                                   -------------


                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of this 29th day of September, 2000, and effective as of the Effective Time (as defined below), by and between WILMAR INDUSTRIES, INC. (the "Company") and WILLIAM R. PRAY ("Executive").

                                   WITNESSETH:

         WHEREAS, Executive has been employed by Barnett, Inc. ("Barnett") for a number of years, and is currently the President and Chief Executive Officer of Barnett; and

         WHEREAS, Executive and Barnett entered into an Employment Agreement dated March 8, 1996, effective as of January 1, 1996 (as amended or modified, the "Original Agreement"), having an initial term of ten years which agreement hereby terminates as of the date hereof; and

         WHEREAS, the Company, Barnett and BW Acquisition, Inc. ("Merger Sub") have entered into that certain Agreement and Plan of Merger dated as of July 10, 2000 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Barnett upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"); and

         WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, records, personnel and business relationships; and

         WHEREAS, upon the consummation of the Merger, the Company desires to employ Executive, and Executive is willing to be employed by the Company upon the terms and subject to the conditions contained in this Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. Effective as of the Effective Time, the Company employs Executive and Executive accepts employment with the Company for the Term (as defined in Section 2 below) of this Agreement, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated. For purposes of this Agreement, the term "Effective Time" shall have the same meaning ascribed to that term in the Merger Agreement. Prior to the Effective Time, or in the event the Effective Time shall never occur, the Original Agreement shall remain in full force and effect, and nothing herein shall be deemed to constitute an amendment, modification or termination thereof. At the Effective Time, this Agreement shall automatically become effective without any further action on the part of Executive or the Company, and the Original Agreement shall cease and have no further force or effect.


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         2.       TERM. The initial term (the "Initial Term") of this Agreement shall commence on the Effective Time and shall continue until the fifth anniversary of the Effective Time (the "Initial Expiration Date"); provided, however, that this Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof. On the Initial Expiration Date and each anniversary of the Initial Expiration Date, the term of this Agreement automatically shall be extended for an additional one-year term (the "Extended Term") unless either party hereto shall have provided written notice to the other party hereto of its, or his, intent not to extend this Agreement not less than thirteen months prior to the end of the Initial Term or the Extended Term, as the case may be. For purposes of this Agreement, "Term" means the Initial Term and, if so extended, the Extended Term.

         3.       POSITION, DUTIES AND RESPONSIBILITIES.

                  3.1 POSITION, DUTIES AND RESPONSIBILITIES. During the Term, Executive shall serve as the President of Barnett, and as Vice President of the Company, and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position and duties as an executive officer of Barnett prior to the date hereof, and such other managerial duties and responsibilities with Barnett, its affiliates, subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the "Board") or the President and Chief Operating Officer of the Company and agreed to by Executive. The Company and Barnett intend that Executive will continue to serve as a member of the Board of Directors of Barnett (the "Barnett Board") and shall also serve as a member of the Board. Executive shall also serve as an officer and/or member of the Board of Directors of any subsidiary of the Company, if the Board should so request. Executive's duties shall be performed principally at Barnett's executive offices which are located in the Jacksonville Metropolitan Area (as defined below), and Executive shall not be required to perform duties which would necessitate changing his present residence, unless Executive otherwise agrees in writing. For purposes of this Agreement, the term "Jacksonville Metropolitan Area" shall encompass the City of Jacksonville and the territory within twenty (20) miles from that city in any direction. The Company will promptly pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's residences in connection with any such relocation to which Executive has consented. In connection with any such change of residences, the Company shall, at the request of Executive, purchase from Executive the residence which he is required to vacate. The purchase price of such residence shall be the average of the appraisals rendered by two appraisers retained by Barnett or the Company, one of whom shall be selected by Executive. To the extent that any Executive relocation benefit program maintained by the Company or Barnett, and in which Executive is entitled to participate, is more favorable to Executive than the provisions of this Agreement with respect to relocation, Executive shall be entitled to such additional relocation benefits. Executive acknowledges and agrees that, in connection with his employment hereunder, he may be required to travel on behalf of the Company and/or Barnett.

                  3.2 SERVICES TO BE PROVIDED. During the Term, Executive shall devote substantially all of his working time, attention and energies to the affairs of the Company

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and its subsidiaries, affiliates and divisions; provided, however, that nothing herein shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations, trade associations or charitable organizations, subject to the prior approval of the Board, which shall not unreasonably be withheld (as of the date hereof, Executive does not serve as a member of any such board of directors), (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, however, that such activities do not interfere with the performance of Executive's duties under this Agreement.

         4.       SALARY.

                  4.1 BASE SALARY. During the Term, Executive shall be paid a base salary (the "Base Salary"), payable in equal installments at such intervals as the other executive officers of the Company are paid but not less often than bi-weekly, at an annual rate of four hundred fifty thousand dollars ($450,000) until the first anniversary of the Effective Time. For each succeeding year during the Term, the annual rate of the Base Salary shall be increased by an amount determined by the Board in its discretion, but in no event shall such increase be less than an amount equal to four percent (4%) of the Base Salary in effect for the preceding year.

                  4.2 BONUS/INCENTIVE COMPENSATION. During the Term, Executive shall be eligible to receive an annual performance bonus of up to $300,000. Fifty percent of such bonus opportunity shall be dependent upon the achievement by the Company of certain earnings targets established by the Board each year, and fifty percent of such opportunity shall be based on the Board's discretion, taking into account such factors as it deems appropriate.

                  4.3 EQUITY OPPORTUNITY. As of the date hereof, Executive is being awarded restricted shares of common stock of the Company in accordance with the terms of the Company's 2000 Stock Award Plan. In addition, during the Term, Executive may be eligible for additional restricted stock grants or stock option grants and similar awards under plans or programs that may be adopted by the Company.

         5.       EMPLOYEE BENEFITS.

                  5.1 BENEFIT PROGRAMS. During the Term, Executive shall participate with other members of senior management of the Company and/or Barnett in any pension, profit-sharing or similar plan or program of the Company and/or Barnett or its affiliates now existing or established hereafter for the benefit of its employees or senior executives of the Company and/or Barnett, to the extent that he remains eligible under the general provisions thereof. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar or non-similar plan or program of the Company and/or Barnett or its affiliates now existing or established hereafter for the benefit of its employees or senior executives of the Company and/or Barnett or its affiliates, to the extent that he is eligible under the general provisions thereof.

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                  5.2      AUTOMOBILE. During the Term, the Company and/or
Barnett shall provide Executive with an automobile (Mercedes Benz S420 series or comparable automobile), such automobile to be not more than three years old, to be used by him in connection with the Company's and/or Barnett's business; and shall be responsible for all reasonable costs of repairing, maintaining, insuring and providing fuel for such automobile; PROVIDED that the aggregate annual cost to the Company of the benefits set forth in this Section 5.2 and
Section 5.6 shall not exceed $50,000 per calendar year.

                  5.3 MEDICAL EXPENSE REIMBURSEMENT. During the Term, in addition to the benefits to be provided to Executive pursuant to Section 5.1 hereof, Executive shall be entitled to reimbursement for expenses not reimbursed by insurance or otherwise for "medical care" (as such term is defined in Section 213 of the Internal Revenue Code of 1986, as amended) for himself and his immediate family; provided, however, that such reimbursement shall not exceed $10,000 per annum.

                  5.4 INSURANCE. During the Term, the Company, at its sole expense, shall purchase and maintain a life insurance policy on the life of Executive in the amount of $100,000, the beneficiary or beneficiaries of which shall be designated by Executive. In addition, the Company shall pay all premiums with respect to a split-dollar life insurance policy in the amount of $3 million of which Executive will be the named insured. Additional requirements regarding such insurance are the subject of a separate Split Dollar Agreement, Collateral Assignment for Split Dollar Plan, and Money Purchase Deferred Compensation Agreement between the parties, in substantially the form attached hereto at EXHIBITS "A,", "B," AND "C," respectively.

                  5.5 VACATION; PERSONAL DAYS. During the Term, Executive shall be entitled to four (4) weeks annual vacation with pay during each year of his employment hereunder provided that the vacation days taken do not interfere with the operations of the Company and/or Barnett. Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company and/or Barnett. Executive shall also be entitled to all paid holidays given by the Company and/or Barnett to its executives.

                  5.6 OTHER PERQUISITES. During the Term, the Barnett shall pay (i) the dues and other membership costs incurred by Executive for his continuing membership in the Sawgrass Country Club, together with the cost of all food service and related service charges incurred at Sawgrass Country Club;
(ii) the dues and other membership costs incurred by Executive for his continuing membership in the University Club, together with the cost of all food service and related service charges incurred at the University Club, and the cost of Executive's personal trainer at the University Club; (iii) the dues and other membership costs incurred by Executive for his continuing membership in the River Club, together with the cost of all food service and related service charges incurred at the River Club. In addition, Executive shall be allocated six tickets in Barnett's skybox suite at Alltel Stadium for each Jaguars home game and for each other event held at Alltel Stadium for which Barnett reserves use of such suite; PROVIDED that the aggregate annual cost to Barnett of the benefits set forth in Section 5.2 and this Section 5.6 shall not exceed $50,000 per year.

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         6.       EXPENSES. The Company shall reimburse Executive upon
presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies, for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement.

         7.       CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

                  7.1 DEATH. In the event of the death of Executive during the Term, Executive's employment hereunder shall be terminated as of the date of his death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall be paid within thirty (30) days of Executive's death, an amount equal to the sum of Executive's unpaid Base Salary through the month in which Executive's death occurred.

                  7.2 DISABILITY. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) one hundred eighty (180) consecutive days or (ii) two hundred seventy (270) days in any consecutive three hundred sixty-five (365) day period (either of such events shall constitute a "Disability" for purposes of this Agreement), the Company shall have the right to terminate this Agreement by giving ten (10) days prior written notice to Executive. If Executive's employment hereunder is so terminated, (i) Executive shall be paid within thirty
(30) days of Executive's termination (x) any unpaid Base Salary through the later of (a) the month in which the termination occurred and (b) the date upon which Executive commences receiving payments of disability benefits under the disability benefit programs maintained by the Company and/or Barnett and (y) an amount equal to the product of (1) the bonus, if any, paid to Executive pursuant to Section 4.2 hereof with respect to the fiscal year immediately preceding the year in which Executive's employment is terminated pursuant to this Section 7.1 and (2) a fraction, the numerator of which is the number of days during which Executive rendered services and performed his duties hereunder during the fiscal year in which his employment hereunder is terminated and the denominator of which is 365 and (ii) the Company and/or Barnett shall continue to provide to, or for the benefit of, Executive, during the twelve consecutive months period commencing on the date of termination of Executive's employment hereunder, the benefits provided to Executive pursuant to Sections 5.1, 5.2, 5.3 and 5.4 hereof. The amount of Base Salary provided for above shall be reduced by any disability benefits received by Executive under disability benefits maintained by the Company and/or Barnett with respect to the period prior to his termination.

                  7.3 TERMINATION OF EMPLOYMENT OF EXECUTIVE BY THE COMPANY FOR CAUSE. In the event Executive is terminated for Cause (as defined below), Executive shall be paid his Base Salary and benefits in accordance with the Company's plans through the date of termination. The term "Cause," as used herein, shall mean (a) Executive's willful misconduct or gross neglect in the performance of his duties hereunder which in either case has resulted, or is likely to result, in material economic damage to the Company, (b) the material breach of this Agreement by Executive which

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has resulted, or is likely to result in material economic damage to the Company, if not cured within ten (10) days of the date written notice thereof is given by the Company to Executive where the breach is curable, or (c) the Executive's plea of no contest or guilty or conviction of Executive of a felony or other criminal act which constitutes a crime of moral turpitude. For purposes of
Section 7.3(a), no act, or failure to act, on Executive's part, will be considered "willful" unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in furtherance of the Company's business. The Company acknowledges that as of the date of this Agreement, Executive has engaged in a consensual relationship with an employee of the Company as identified in the disclosure letter executed by the Executive on the date hereof, and agrees that the existence of such relationship or any claim by such employee arising out of such relationship shall not constitute "Cause" for purposes of this Agreement.

                  Termination of employment of Executive pursuant to this
Section 7.3 shall be made by delivery to Executive of a letter from the Board or the Chairman of the Board generally setting forth a description of the particulars of the conduct which provides the basis for a termination of employment of Executive for Cause. Within ten days of Executive's receipt of such letter, Executive shall be provided an opportunity, together with his counsel, to present and discuss the matter with the Board. Following such proceeding, the Board may, by majority vote of the full Board (without counting Executive) terminate the employment of Executive for Cause.

                  7.4 TERMINATION OF EMPLOYMENT BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event that the Company terminates Executive's employment hereunder without Cause or Executive terminates his employment hereunder for Good Reason (as defined below), Executive shall receive in a lump sum payment an amount equal to the sum of (i) his Base Salary (as such Base Salary would have been adjusted (assuming increase at the rate of four percent per annum) pursuant to Section 4.1 hereof during the remainder of the
Term), for a period equal to the greater of (w) the remainder of the Term of this Agreement or (x) one year, and (ii) the product of (y) the average of the bonus compensation paid to Executive with respect to the three years preceding the year in which Executive terminates his employment for a Good Reason, whether or not such years are part of the Term, multiplied by (z) the greater of (A) the number of years (and portions thereof calculated to the nearest tenth) remaining in the term of this Agreement, and (B) one year, all of which shall be reduced to present value based on the applicable federal rate (as defined in Section 1274 of the Internal Revenue Code) that would apply to a debt obligation with a term equal to the greater of (A) or (B) above. In addition, if the receipt of the lump sum pursuant to the foregoing sentence would cause Executive to pay federal income tax for the year of receipt at a higher marginal rate than Executive would have paid for such year had Executive's employment not been terminated (the "Original Marginal Amount"), Executive shall receive an additional amount such that the amount retained by Executive after the payment of federal income taxes on such lump sum shall be the same as if such lump sum had been taxed at the Original Marginal Rate. Executive shall not be required to mitigate the amount of compensation payable to Executive hereunder, by securing other employment or otherwise, nor will such compensation be reduced by reason of Executive securing other employment or for any other reason.

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                  The term "Good Reason" for purposes of this Section 7.4 only shall mean (i) the Company shall have materially breached the provisions of this Agreement which breach shall continue for at least 10 days after receipt of notice thereof to the Company from Executive (except that the termination of Executive's employment by the Company pursuant to Sections 7.1 and 7.3 shall not be deemed a breach of this Agreement provided that the Company shall otherwise be in compliance with the terms of this Agreement), (ii) the assignment to Executive by the Board of duties materially inconsistent with Executive's position (including status, corporate office, title or reporting responsibility), authority, duties or responsibilities as contemplated by
Section 3 of this Agreement, or any action by the Board which results in a material diminution of the position, authority, duties or responsibilities of Executive as contemplated by Section 3 of this Agreement or (iii) the Company shall have materially reduced the benefits and/or perquisites provided to Executive pursuant to Section 5.1 hereof, unless all members of senior management of the Company are similarly affected.

                  7.5 TERMINATION OF EMPLOYMENT BY EXECUTIVE OTHER THAN FOR GOOD REASON. Executive's employment hereunder also may be terminated at the election of Executive other than for Good Reason, in which case Executive shall be limited to the same rights and benefits as provided herein in connection with a termination of this Agreement by the Company for Cause.

                  7.6 PAYMENTS AND BENEFITS. Any payments or benefits payable to Executive hereunder in respect of any year during which Executive is employed by the Company for less than the entire such year, unless otherwise provided in the applicable plan or arrangement or this Agreement, shall be prorated in accordance with the number of days in such year during which he is so employed.

         8.       CONFIDENTIAL INFORMATION.

                  8.1 Executive hereby acknowledges that, in the course of his employment by the Company, he has had and will have access to secret and confidential information which relates to or affects all aspects of the business and affairs of the Company and its subsidiaries, and which are not available to the general public ("Confidential Information"). Without limiting the generality of the foregoing, Confidential Information shall include information relating to inventions, developments, specifications, technical and engineering data, information concerning the filing or pendency of patent applications, business ideas, trade secrets, products under development, production methods and processes, sources of supply, marketing plans, and the names of any customers or prospective customers or of any persons who have or shall have traded or dealt with the Company and its subsidiaries. Accordingly, Executive agrees that, except as required by the performance of his duties hereunder, he will not at any time, directly or indirectly, disclose or furnish, or knowingly permit to be disclosed or furnished, any Confidential Information to any person, firm, corporation or other entity without the express prior written consent of the Company.

                  8.2 Executive hereby acknowledges and agrees that any and all models, prototypes, notes, memoranda, notebooks, drawings, records, plans, documents

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or other material, whether or not electronically or digitally stored or created, which contain or embody Confidential Information and/or information relating to the business and affairs of the Company or its subsidiaries, and/or the substance thereof, whether created or prepared by Executive or by others ("Confidential Materials"), which are in Executive's possession or under his control, are the sole property of the Company. Accordingly, Executive hereby agrees that, upon the termination of his employment with the Company, whether pursuant to this Agreement or otherwise, or at the Company's earlier request, Executive shall return to the Company all Confidential Materials and all copies thereof, whether or not electronically or digitally stored or created, in his possession or under his control and shall not retain any copies of Confidential Materials.

         9.       NON-COMPETITION.

                  9.1 The Company shall make a one time payment of $70,000 as of the Effective Time, in partial consideration for the Executive's agreement as follows: (i) that he shall not, so long as he shall be employed by the Company in any capacity (whether pursuant to this Agreement or otherwise) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control or be employed by or connected in any manner with, any business, firm, corporation or entity which is or may be in competition, directly or indirectly, with the business of the Company or its subsidiaries without the express written consent of the Company;

                           (ii) that for a period (the "Non-Competition Period")
commencing on the effective date of the termination of his employment with the Company (for any reason whatsoever) and concluding twenty-four (24) months after such termination date, Executive shall not directly or indirectly (x) own, manage, operate, control or participate in the ownership, management, operation and control, or be employed, engaged or connected in any manner with, any business, firm, corporation or other entity which is engaged in any business activity competitive, directly or indirectly, with the business of the Company as constituted on the effective date of the termination of Executive's employment with the Company, without the express prior written consent of the Company, (y) proselytize, attempt to proselytize, recruit, solicit for employment, hire, or otherwise interfere with the employment relationship existing between the Company and any other employees of the Company at the time of termination of Executive's employment or within one (1) year prior thereto, or (z) interfere or attempt to interfere with the Company's relationships with customers, suppliers or other parties with whom the Company enjoys commercial relationships.

                  9.2 Anything to the contrary herein notwithstanding, the provisions of this Section 9 shall not be deemed violated by the purchase and/or ownership by Executive of shares of any class of equity securities (or options, warrants or rights to acquire such securities, or any securities convertible into or exchangeable or exercisable for such securities) (x) of the Company, or
(y) representing (together with any securities which would be acquired upon the exercise of any such options, warrants or rights or upon the conversion of any other security convertible into or exchangeable or exercisable for such securities) five percent (5%) or less of the outstanding shares of any such class of equity securities of any issuer whose securities are traded on a national securities

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exchange or listed by NASDAQ, the National Quotation Bureau Incorporated or any
similar organization; provided, however, that Executive shall not be otherwise connected with or active in the business of the issuers described in this
Section 9.2.

         10. REMEDY FOR BREACH. Executive hereby acknowledges that in the event of any breach or threatened breach by him of any of the provisions of
Section 9 of this Agreement, the Company and its affiliates would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, Executive hereby agrees that, in such event, the Company and its affiliates shall be entitled, and notwithstanding any election by the Company and such affiliates to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company and its affiliates may have at law or in equity.

         11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or by telecopy (immediately followed by telephone confirmation of delivery of such telecopy with the intended recipient of such notice and by notice in writing sent promptly by registered or certified mail as provided above) to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

         To the Company:            Wilmar Industries, Inc.
                                    303 Harper Drive
                                    Moorestown, New Jersey 08057
                                    Attention:  Executive Vice President and
                                                  Chief Executive Officer
                                    Telephone:  846-533-3190

         To Executive:              William R. Pray
                                    801 W. Bay Street
                                    Jacksonville, FL  32204
                                    Telephone: 904/384-6530

         With a copy to:            William R. Pray
                                    7891 Bishop Lake Road North
                                    Jacksonville, Florida 32256

All such notices and communications shall be deemed to have been received on the date of personal delivery, on the date that the telecopy is confirmed as having been received or on the third business day after the mailing thereof, as the case may be.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the employment matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such employment matters.

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         13.      BINDING EFFECT; THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets of the Company.

         14. NO ASSIGNMENT. Except as contemplated by Section 13 above, this Agreement shall not be assignable or otherwise transferable by either party.

         15. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

         16. FEES AND EXPENSES. The parties acknowledge that counsel to Executive in connection with the negotiation and preparation of this Agreement, Foley & Lardner, has performed services for the Company and/or Barnett that are entirely unrelated to this Agreement and consent to Foley & Lardner's representation of Executive, and not the Company and/or Barnett, in connection with the negotiation and preparation of this Agreement. The Company and/or Barnett shall be responsible for the reasonable attorney's fees incurred by Executive in connection with the negotiation and preparation of this Agreement. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other arbitral or judicial remedy, each party shall be responsible for its own costs and expenses incurred thereby, including but not limited to, attorneys' fees and disbursements.

         17. GOVERNING LAW; ARBITRATION. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Florida, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Jacksonville or such other place as may be agreed upon at the time by the parties to the arbitration.

         18. TITLES. Titles to the Sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for


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each party to sign each counterpart so long as each party has signed at least one counterpart.

         20. EFFECTIVENESS. The payment and benefits provided by this Agreement are contingent upon the approval of the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of
Section 280G of the Internal Revenue Code of 1986, as amended.

         21. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                         WILMAR INDUSTRIES, INC.

                                         /s/ William Sanford
                                         ----------------------------------
                                         By: /s/ William Sanford
                                             Name:    William Sanford
                                             Title:   Senior Vice President


                                         /s/ William R. Pray
                                         --------------------------------
                                         WILLIAM R. PRAY


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